As filed with the Securities and Exchange Commission on September 30, 2015

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Malvern Bancorp, Inc.
(exact name of registrant as specified in its charter)

Pennsylvania	45-5307782
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

42 East Lancaster Avenue Paoli, Pennsylvania 19301 (610) 644-9400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Malvern Bancorp, Inc. 2014 Long-Term Incentive Compensation Plan
(Full Title of the Plan)

Copies to:
Anthony C. Weagley	Hugh T. Wilkinson, Esq.
Chief Executive Officer and President	Kenneth B. Tabach, Esq.
Malvern Bancorp, Inc.	Silver, Freedman, Taff & Tiernan LLP
42 East Lancaster Avenue	3299 K Street, N.W., Suite 100
Paoli, Pennsylvania 19301	Washington, DC 20007
(610) 644-9400	(202) 295-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.
Large accelerated filer ☐	Accelerated filer ☐
Non- accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.01 par value	400,000 shares(2)	$15.45(3)	$6,180,000(3)	$718.12

(1)	Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Malvern Bancorp, Inc. (the “Company” or the “Registrant”) 2014 Long-Term Incentive Compensation Plan (the “Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock, par value $0.01 per share (“Common Stock”), of the Company.
(2)	Represents shares currently reserved for issuance pursuant to the Plan.
(3)	Estimated solely for the purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h)(1) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is equal to the average of the high and low prices of the Common Stock on September 28, 2015 as reported by the Nasdaq Stock Market.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), and 17 C.F.R. §230.462.

PART I

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

________________

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I on Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents filed or to be filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended September 30, 2014;

(b)	All reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), since the end of the fiscal year covered by the financial statements in the Form 10-K referred to in clause (a) above;

(c)	The description of the Common Stock contained in Registrant’s Form 8-K, as filed with the Commission pursuant to Rule 12g-3(a) of the Exchange Act for the registration of the Common Stock under the Exchange Act on October 11, 2012 (File No. 000-54835); and

(d)	All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Any statement contained in this registration statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities

The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(b) of the Exchange Act.  Accordingly, a description of the Common Stock is not required herein.

Item 5.    Interests of Named Experts and Counsel

None.

Item 6.    Indemnification of Directors and Officers

Article VI of the Registrant's Bylaws provides as follows:

6.1      Indemnification in Third Party Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer or representative of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with such threatened, pending or completed action, suit or proceeding.

6.2      Indemnification in Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer or representative of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with such threatened, pending or completed action or suit.

6.3      Procedure for Effecting Indemnification. Indemnification under Sections 6.1 or 6.2 shall be automatic and shall not require any determination that indemnification is proper, except that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the court in which the action was brought or by any other appropriate court to have constituted willful misconduct or recklessness.

6.4      Advancing Expenses. Expenses incurred by a person who may be indemnified under Section 6.1 or 6.2 shall be paid by the Corporation in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

6.5      Indemnification of Employees, Agents and Other Representatives. The Corporation may, at the discretion and the extent determined by the Board of Directors of the Corporation, (i) indemnify any person who neither is nor was a director or officer of the Corporation but who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (and whether brought by or in the right of the Corporation), by reason of the fact that the person is or was an employee, agent or other representative of the Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with such threatened, pending or completed action, suit or proceeding and (ii) pay such expenses in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking of the kind described in Section 6.4.

6.6      Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of shareholders or directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

6.7      Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

6.8      Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article VI.

6.9       Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI, and no amendment or termination of any trust fund or other fund created pursuant to Section 6.8 hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.

6.10      Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision in this Article VI, the Corporation shall not indemnify a director, officer, employee, or agent for any liability incurred in an action, suit, or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit, or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

6.11      Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

If the laws of the Commonwealth of Pennsylvania are amended to permit further indemnification of the directors, officers, employees, and agents of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by law. Any repeal or modification of this Article VI by the Board of Directors or the shareholders of the Corporation shall not adversely affect any right or protection of a director, officer, employee, or agent existing at the time of such repeal or modification.

The Federal Deposit Insurance Act (the “FDI Act”) provides that the FDIC may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. FDIC regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees from any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 7.    Exemption from Registration Claimed

None.

Item 8.    Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

No.	Exhibit
4.0	Form of Common Stock certificate(1)
5.0	Opinion of Silver, Freedman, Taff & Tiernan LLP as to the legality of the securities
23.1	Consent of Silver, Freedman, Taff & Tiernan LLP (contained in the opinion included as Exhibit 5.0)
23.2	Consent of BDO USA, LLP
23.3	Consent of Baker Tilley Virchow Krause, LLP
24.0	Power of attorney for any subsequent amendments (contained in the signature page)
99.0	2014 Long-Term Incentive Compensation Plan(2)

_______________

(1)	Incorporated by reference from the Company’s registration statement on Form S-1 (Commission File No. 333-181798) filed with the Commission on May 31, 2012, as amended.
(2)	Incorporated by reference from the Company’s definitive proxy statement for the Company’s annual meeting of shareholders held on February 10, 2015 filed with the Commission on January 2, 2015 (Commission File No. 000-54835).

Item 9.    Undertakings

The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement unless the information or prospectus required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act that are incorporated by reference into this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

 SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Paoli, Commonwealth of Pennsylvania on September 30, 2015.

MALVERN BANCORP, INC.

By:	/s/ Joseph D. Gangemi
Joseph D. Gangemi Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below hereby makes, constitutes and appoints Anthony C. Weagley his true and lawful attorney, with full power to sign for each person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

Name	Title	Date

/s/ Anthony C. Weagley
Anthony C. Weagley	Director, Chief Executive Officer and President (principal executive officer)	September 30, 2015

/s/ F. Claire Hughes, Jr.	Director	September 30, 2015
F. Claire Hughes, Jr.

/s/ John P. O’Grady	Director	September 30, 2015
John P. O’Grady

/s/ George E. Steinmetz	Director	September 30, 2015
George E. Steinmetz

/s/ Therese Woodman	Director	September 30, 2015
Therese Woodman

/s/ Stephen P. Scartozzi	Director	September 30, 2015
Stephen P. Scartozzi

/s/ Ralph K. Packard	Director	September 30, 2015
Ralph K. Packard

/s/ Robert C.F. Willson	Director	September 30, 2015
Robert C.F. Willson

	Director	____ __, 2015
Michael Moss

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.0	Form of Stock Certificate of Malvern Bancorp, Inc.	Incorporated by reference(1)
5.0	Opinion of Silver, Freedman, Taff & Tiernan LLP	Filed herewith
23.1	Consent of Silver, Freedman, Taff & Tiernan LLP	Included in Exhibit 5.0
23.2	Consent of BDO USA, LLP	Filed herewith
23.3	Consent of Baker Tilley Virchow Krause, LLP	Filed herewith
24.0	Power of Attorney	Located on the signature page
99.0	2014 Long-Term Incentive Compensation Plan	Incorporated by reference(2)

_______________

(1)	Incorporated by reference from the Company’s registration statement on Form S-1 (Commission File No. 333-181798) filed with the Commission on May 31, 2012, as amended.
(2)	Incorporated by reference from the Company’s definitive proxy statement for the Company’s annual meeting of shareholders held on February 10, 2015 filed with the Commission on January 2, 2015 (Commission File No. 000-54835).